                                                                 Exhibit (17)(i)

Prospectus                                                 (RIVERSOURCE(R) LOGO)
                                                                     INVESTMENTS

RIVERSOURCE(R)
VARIABLE PORTFOLIO - CORE EQUITY FUND

PROSPECTUS MAY 1, 2007

- RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND SEEKS TO PROVIDE SHAREHOLDERS WITH LONG-TERM GROWTH OF CAPITAL.

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THIS FUND IS CLOSED TO NEW INVESTORS.

PLEASE REMEMBER THAT YOU MAY NOT BUY (NOR WILL YOU OWN) SHARES OF THE FUND DIRECTLY. YOU INVEST BY OWNING RIVERSOURCE VARIABLE ANNUITY FUND A OR RIVERSOURCE VARIABLE ANNUITY FUND B AND ALLOCATING YOUR PURCHASE PAYMENTS TO THE VARIABLE ACCOUNT THAT INVESTS IN THE FUND.

NOT FDIC INSURED - MAY LOSE VALUE - NO BANK GUARANTEE

TABLE OF CONTENTS

THE FUND .................................................................    3P
Objective ................................................................    3p
Principal Investment Strategies ..........................................    3p
Principal Risks ..........................................................    4p
Past Performance .........................................................    5p
Fees and Expenses ........................................................    6p
Other Investment Strategies and Risks ....................................    7p
Fund Management and Compensation .........................................    8p
BUYING AND SELLING SHARES ................................................   12P
Valuing Fund Shares ......................................................   12p
Purchasing Shares ........................................................   12p
Transferring/Selling Shares ..............................................   12p
DISTRIBUTIONS AND TAXES ..................................................   13P
Reinvestment .............................................................   13p
Taxes ....................................................................   13p
FINANCIAL HIGHLIGHTS .....................................................   14P


2P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS

THE FUND

The Fund may have a name, portfolio manager, objective, investment strategies and characteristics that are the same or substantially similar to those of a publicly-traded retail mutual fund. The Fund will have its own unique portfolio holdings, fees, operating expenses and operating results. The performance results of the Fund may differ significantly from any publicly-traded retail mutual fund.

OBJECTIVE

The Fund seeks to provide shareholders with long-term growth of capital. Because any investment involves risk, achieving this objective cannot be guaranteed. Only shareholders can change the Fund's objective.

PRINCIPAL INVESTMENT STRATEGIES

Under normal market conditions, at least 80% of the Fund's net assets are invested in equity securities of companies with a market capitalization greater than $5 billion at the time of purchase. The Fund may invest in income-producing equity securities, such as dividend paying stocks, convertible securities and preferred stocks. The Fund will provide shareholders with at least 60 days' notice of any change in the 80% policy.

In pursuit of the Fund's objective, the investment manager (RiverSource Investments, LLC) will hold both growth and value companies and at times may favor one more than the other based on available opportunities.

When optimizing for growth, the investment manager invests in companies it believes to have above-average long-term growth potential, or technological superiority, and it selects investments based, among other factors, on:

     -    Effective management.

     -    Financial strength.

     -    Competitive market or product position.

     -    Technological advantage relative to other companies.

When optimizing for value, the investment manager invests in companies that appear to be undervalued by various measures or that may be temporarily out of favor, but have good prospects for capital appreciation, and it selects investments based, among other factors, on:

- Identifying a variety of large, well-established companies whose underlying fundamentals are stable, or are anticipated to become stable, or whose fundamentals are improving.


         RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 3P

-    Identifying stocks that are undervalued:

     - because they have one or more ratios, such as price-to-earnings or price-to-cash flow, that are low relative to the general market, or have a yield that exceeds the market;

     - because one or more of their valuation ratios are low relative to historical levels for the stock;

     - because one or more of their valuation ratios or other financial measures make that stock attractive relative to its peers; or

     - because they are undervalued relative to their intrinsic value, as identified by the investment manager.

In evaluating whether to sell a security, the investment manager considers factors including, among others, whether:

-    The security is overvalued relative to other potential investments.

-    The security has reached the investment manager's price objective.

- The company has met the investment manager's earnings and/or growth expectations.

- Potential losses, due to factors such as a market down-turn, can be minimized.

-    A more attractive opportunity has been identified.

PRINCIPAL RISKS

Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

ACTIVE MANAGEMENT RISK. The Fund is actively managed and its performance therefore will reflect in part the ability of the portfolio managers to select securities and to make investment decisions that are suited to achieving the Fund's investment objective. Due to its active management, the Fund could underperform other mutual funds with similar investment objectives.

ISSUER RISK. An issuer may perform poorly, and therefore, the value of its stocks and bonds may decline. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures or other factors.

MARKET RISK. The market value of securities may fall or fail to rise. Market risk may affect a single issuer, sector of the economy, industry or the market as a whole. The market value of securities may fluctuate, sometimes rapidly and unpredictably. This risk is generally greater for small and mid-sized companies, which tend to be more vulnerable to adverse developments. In addition, focus on a particular style, for example, investment in growth or value securities, may cause the Fund to underperform other mutual funds if that style falls out of favor with the market.


4P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS

PAST PERFORMANCE

The following bar chart and table provide some illustration of the risks of investing in the Fund by showing, respectively:

- how the Fund's performance has varied for each full calendar year shown on the bar chart; and

- how the Fund's average annual total returns compare to recognized indexes shown on the table.

Both the bar chart and the table assume that all distributions have been reinvested. The results do not reflect the expenses that apply to the variable accounts and contracts. Inclusion of these charges would reduce total return for all periods shown. For purposes of the calculations, we assumed the deduction of applicable Fund expenses. How the Fund has performed in the past does not indicate how the Fund will perform in the future. Performance reflects any fee waivers/expense caps in effect for the periods reported. In the absence of such fee waivers/expense caps, performance would have been lower. See "Fees and Expenses" for any current fee waivers/expense caps.

                  RIVERSOURCE VP - CORE EQUITY FUND PERFORMANCE
                            (BASED ON CALENDAR YEARS)

                               (PERFORMANCE GRAPH)

2005    +6.57%
2006   +15.79%

During the period shown in the bar chart, the highest return for a calendar quarter was +7.48% (quarter ended Dec. 31, 2006) and the lowest return for a calendar quarter was -3.01% (quarter ended June 30, 2006).

The Fund's year-to-date return at March 31, 2007 was 0.38%.


         RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 5P

AVERAGE ANNUAL TOTAL RETURNS (FOR PERIODS ENDED DEC. 31, 2006)

                                                          SINCE
                                               1 YEAR   INCEPTION
                                               ------   ---------
RiverSource VP -- Core Equity Fund             +15.79%  +12.78%(a)
Russell 1000(R) Index (reflects no deduction
   for fees, expenses or taxes)                +15.46%  +14.16%(b)
S&P 500 Index (reflects no deduction for
   fees, expenses or taxes)                    +15.79%  +13.40%(b)
Lipper Large-Cap Core Funds Index              +13.39%  +12.39%(b)

(a)  Inception date is Sept. 10, 2004.

(b)  Measurement period started Oct. 1, 2004.

The Russell 1000(R) Index, an unmanaged index, measures the performance of the 1,000 largest companies in the Russell 3000(R) Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index. The index reflects reinvestment of all distributions and changes in market prices.

The Standard & Poor's 500 Index (S&P 500 Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices.

The Lipper Large-Cap Core Funds Index includes the 30 largest large-cap core funds tracked by Lipper Inc. The index's returns include net reinvested dividends.

FEES AND EXPENSES

Because the Fund is the underlying investment vehicle for an annuity contract, there is no sales charge for the purchase or sale of Fund shares. However, there may be charges associated with your annuity contract, including those that may be associated with surrender or withdrawal. Any charges that apply to the variable account and your contract are described in the annuity contract prospectus.

The summary below describes the Fund fees and expenses that you would pay if you buy a variable annuity and allocate your purchase payments to the variable account that invests in the Fund. This summary does not reflect any fee or sales charges imposed by your annuity contract.

ANNUAL FUND OPERATING EXPENSES

AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS

Management fees                       0.40%
Distribution (12b-1) fees             0.00%
Other expenses(a)                     0.05%
Total                                 0.45%
Fee waiver/expense reimbursement(b)   0.05%
Net expenses                          0.40%

(a) Other expenses include a custody fee and other nonadvisory expenses. Other expenses may also include fees and expenses of affiliated and unaffiliated funds (acquired funds), which the Fund indirectly bears when it invests in the acquired funds. Because acquired funds will have varied expense and fee levels and the Fund may own different proportions of acquired funds at different times, the amount of fees and expenses incurred by the Fund with respect to such investments will vary.

(b) The investment manager and its affiliates have contractually agreed to waive certain fees and to absorb certain expenses indefinitely. Any amounts waived will not be reimbursed by the Fund. Under this agreement, net fund expenses (excluding fees and expenses of acquired funds) will not exceed 0.40%.


6P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS

EXAMPLE

This example assumes that you invest $10,000 in a variable account that invests in the Fund for the time periods indicated and assumes that the investment earns a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1 YEAR   3 YEARS   5 YEARS   10 YEARS
------   -------   -------   --------
  $41      $129      $225      $508

THIS EXAMPLE DOES NOT REFLECT THE EXPENSES THAT APPLY TO THE VARIABLE ACCOUNT OR THE CONTRACT. INCLUSION OF THESE CHARGES WOULD INCREASE EXPENSES FOR ALL PERIODS SHOWN.

OTHER INVESTMENT STRATEGIES AND RISKS

Other Investment Strategies. In addition to the principal investment strategies previously described, the Fund may utilize investment strategies that are not principal investment strategies, including investment in affiliated and non-affiliated pooled investment vehicles (including mutual funds and exchange traded funds (ETFs), also referred to as "acquired funds") ownership of which results in the Fund bearing its proportionate share of the acquired funds' fees and expenses. Although ETFs are designed to replicate the price and yield of a specified market index, there is no guarantee that an ETF will track its specified market index, which may result in a loss. Additionally, the Fund may use derivatives (financial instruments where the value depends upon, or is derived from, the value of something else) such as futures, options and forward contracts, to produce incremental earnings, to hedge existing positions or to increase flexibility. Just as with securities in which the Fund invests directly, derivatives are subject to a number of risks, including market, liquidity, interest rate and credit risk. In addition, a relatively small price movement in the underlying security, currency or index may result in a substantial gain or loss for the Fund using derivatives. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio managers are not required to use derivatives. For more information on strategies and holdings, and the risks of such strategies, including other derivative instruments that the Fund may use, see the Fund's Statement of Additional Information (SAI) and its annual and semiannual reports.

Unusual Market Conditions. During unusual market conditions, the Fund may temporarily invest more of its assets in money market securities than during normal market conditions. Although investing in these securities would serve primarily to attempt to avoid losses, this type of investing also could prevent the Fund from achieving its investment objective. During these times, the portfolio managers may make frequent securities trades that could result in increased fees, expenses and taxes, and decreased performance. Instead of investing in money market securities directly, the Fund may invest in shares of an affiliated money market fund. See "Cash Reserves" for more information.


         RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 7P

Portfolio Turnover. Trading of securities may produce capital gains, which are taxable to shareholders when distributed. Active trading may also increase the amount of commissions paid or mark-ups to broker-dealers that the Fund pays when it buys and sells securities. Capital gains and increased commissions or mark-ups paid to broker-dealers may adversely affect a fund's performance. The Fund's historical portfolio turnover rate, which measures how frequently the Fund buys and sells investments from year-to-year, is shown in the "Financial Highlights."

Securities Transaction Commissions. Securities transactions involve the payment by the Fund of brokerage commissions to broker-dealers, on occasion as compensation for research or brokerage services (commonly referred to as "soft dollars"), as the portfolio managers buy and sell securities for the Fund in pursuit of its objective. A description of the policies governing the Fund's securities transactions and the dollar value of brokerage commissions paid by the Fund are set forth in the SAI. The brokerage commissions set forth in the SAI do not include implied commissions or mark-ups (implied commissions) paid by the Fund for principal transactions (transactions made directly with a dealer or other counterparty), including most fixed income securities (and certain other instruments, including derivatives). Brokerage commissions do not reflect other elements of transaction costs, including the extent to which the Fund's purchase and sale transactions may cause the market to move and change the market price for an investment.

Although brokerage commissions and implied commissions are not reflected in the expense table under "Fees and Expenses," they are reflected in the total return of the Fund.

Directed Brokerage. The Fund's Board of Directors (Board) has adopted a policy prohibiting the investment manager, or any subadviser, from considering sales of shares of the Fund as a factor in the selection of broker-dealers through which to execute securities transactions.

Additional information regarding securities transactions can be found in the SAI.

FUND MANAGEMENT AND COMPENSATION

INVESTMENT MANAGER

RiverSource Investments, LLC (the investment manager or RiverSource Investments), 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is the investment manager to the RiverSource funds, and is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial). Ameriprise Financial is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for all of the RiverSource funds, RiverSource Investments manages investments for itself and its affiliates. For institutional clients, RiverSource Investments and its


8P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products. For all of its clients, RiverSource Investments seeks to allocate investment opportunities in an equitable manner over time. See the SAI for more information.

The Fund pays RiverSource Investments a fee for managing its assets. Under the Investment Management Services Agreement (Agreement), the fee for the most recent fiscal year was 0.40% of the Fund's average daily net assets. Under the Agreement, the Fund also pays taxes, brokerage commissions, and nonadvisory expenses. A discussion regarding the basis for the Board approving the Agreement is available in the Fund's most recent annual or semiannual shareholder report.

Portfolio Manager(s). The portfolio managers responsible for the day-to-day management of the Fund are:

Robert Ewing, CFA, Portfolio Manager

-    Managed the Fund since 2004.

-    Joined RiverSource Investments in 2002.

- Prior to that, Analyst and Portfolio Manager at Fidelity Investments from 1990 to 2002.

-    Began investment career in 1988.

-    BS, Boston College Carroll School of Management.

Nick Thakore, Portfolio Manager

-    Managed the Fund since 2004.

-    Joined RiverSource Investments in 2002.

- Prior to that, Analyst and Portfolio Manager at Fidelity Investments from 1993 to 2002.

-    Began investment career in 1993.

-    MBA, Wharton School at University of Pennsylvania.

Mr. Thakore provides direct day-to-day management for approximately one-third of the portfolio optimizing for growth. Mr. Ewing provides direct day-to-day management for approximately one-third of the portfolio optimizing for value. Messrs. Ewing and Thakore coordinate day-to-day management of the remainder of the portfolio, allocating approximately one-third of the portfolio among a team of research analysts who select investments in their allocations based on the sectors that they cover. These allocations are generally consistent with the sector weightings of the S&P 500 Index, an unmanaged index of common stocks, but allocations may vary.

The SAI provides additional information about portfolio manager compensation, management of other accounts and ownership of shares in the Fund.


         RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 9P

ADDITIONAL SERVICES AND COMPENSATION

As described above, RiverSource Investments receives compensation for acting as the Fund's investment manager. RiverSource Investments and its affiliates also receive compensation for providing other services to the Fund.

Custody Services. Ameriprise Trust Company, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474 (the custodian or Ameriprise Trust Company), provides custody services for the Fund. In addition, Ameriprise Trust Company is paid for certain transaction fees and out of pocket expenses incurred while providing services to the Fund. Fees paid by the Fund for these services are included under "Other expenses" in the expense table under "Fees and Expenses."

Distribution Services. RiverSource Distributors, Inc., 50611 Ameriprise Financial Center, Minneapolis, Minnesota 55474 (the distributor or RiverSource Distributors), provides underwriting and distribution services to the Fund.

The SAI provides additional information about the services provided for the agreements set forth above.

ADDITIONAL MANAGEMENT INFORMATION

Manager of Manager Exemption. The Fund operates under an order from the Securities and Exchange Commission that permits RiverSource Investments, subject to the approval of the Board, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

RiverSource Investments or its affiliates may have other relationships, including significant financial relationships, with current or potential subadvisers or their affiliates, which may create a conflict of interest. In making recommendations to the Board to appoint or to change a subadviser, or to change the terms of a subadvisory agreement, RiverSource Investments does not consider any other relationship it or its affiliates may have with a subadviser, and RiverSource Investments discloses the nature of any material relationships it has with a subadviser to the Board.

Cash Reserves. A fund may invest its daily cash balance in RiverSource Short-Term Cash Fund (Short-Term Cash Fund), a money market fund established for the exclusive use of the RiverSource funds and other institutional clients of RiverSource Investments. While Short-Term Cash Fund does not pay an advisory fee to RiverSource Investments, it does incur other expenses. However, Short-Term Cash Fund is expected to operate at a very low expense ratio. A fund will invest in Short-Term Cash Fund only to the extent it is consistent with the fund's investment objectives and policies. Short-Term Cash Fund is not insured or guaranteed by the FDIC or any other government agency.


10P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS

Portfolio Holdings Disclosure. The Fund's Board has adopted policies and procedures that govern the timing and circumstances of disclosure to shareholders and third parties of information regarding the securities owned by the Fund. A description of these policies and procedures is included in the Fund's SAI.

Legal Proceedings. Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities. Ameriprise Financial believes that the Fund is not currently the subject of, and that neither Ameriprise Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Fund or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Fund. Information regarding certain pending and settled legal proceedings may be found in the Fund's shareholder reports and in the SAI. Additionally, Ameriprise Financial is required to make 10-Q, 10-K, and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.


        RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 11P

BUYING AND SELLING SHARES

VALUING FUND SHARES

The net asset value (NAV) is the value of a single share of the Fund. The NAV is determined by dividing the value of the Fund's assets, minus any liabilities, by the number of shares outstanding. The NAV is calculated as of the close of business on the New York Stock Exchange (NYSE), normally 4:00 p.m. Eastern time, on each day that the NYSE is open. The Fund's securities are valued primarily on the basis of market quotations obtained from outside pricing services approved and monitored under procedures adopted by the Board. Certain short-term securities with maturities of 60 days or less are valued at amortized cost.

When reliable market quotations are not readily available, securities are priced at fair value based on procedures adopted by the Board. These procedures are also used when the value of a security held by the Fund is materially affected by events that occur after the close of the primary market on which the security is traded but prior to the time as of which the Fund's NAV is determined. Valuing securities at fair value involves reliance on judgment. The fair value of a security is likely to differ from any available quoted or published price. To the extent that the Fund has significant holdings of foreign securities that may trade infrequently, fair valuation may be used more frequently than for other funds. The Fund uses an unaffiliated service provider to assist in determining fair values for foreign securities.

Foreign investments are valued in U.S. dollars. Some of the Fund's securities may be listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. In that event, the NAV of the Fund's shares may change on days when shareholders will not be able to purchase or sell the Fund's shares.

PURCHASING SHARES

You may not buy (nor will you own) shares of the Fund directly. You invest by buying an annuity contract and allocating your purchase payments to the variable account that invests in the Fund. The variable account's purchase price will be the next NAV calculated after the request is received by the Fund or the authorized insurance company.

For further information concerning minimum and maximum payments and submission and acceptance of your application, see your annuity contract prospectus.

TRANSFERRING/SELLING SHARES

There is no sales charge for the sale of Fund shares, but there may be charges associated with the surrender or withdrawal of your annuity contract. Any charges that apply to the variable account and your contract are described in your annuity contract prospectus.


12P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS

You may transfer all or part of your value in a variable account investing in shares of the Fund to the fixed account as outlined in your annuity contract prospectus. The Fund is the only investment option available under the variable account.

Market timing is frequent or short-term trading activity. Market timing may adversely impact a fund's performance by preventing portfolio managers from fully investing the assets of the fund, diluting the value of shares, or increasing the fund's transaction costs. Due to the transfer restrictions under the annuity contract between the fixed account and the variable account investing in shares of the Fund, a contract owner may not engage in frequent or short-term trading, thereby mitigating the risks of market timing. For this reason, market timing monitoring procedures have not been established for the Fund. Please refer to your annuity contract prospectus for specific details on transfer restrictions between the fixed and variable accounts.

You may provide instructions to sell any shares you have allocated to the variable account. Proceeds will be mailed within seven days after your surrender or withdrawal request is accepted by an authorized agent. The amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received by the Fund or the authorized insurance company. Please refer to your annuity contract prospectus for more information about surrenders and withdrawals.

DISTRIBUTIONS AND TAXES

The Fund distributes to shareholders (variable accounts) dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

REINVESTMENT

Since the distributions are automatically reinvested in additional Fund shares, the total value of your holdings will not change. The reinvestment price is the next calculated NAV after the distribution is paid.

TAXES

The Fund intends to comply with the regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code.

IMPORTANT: This information is a brief and selective summary of some of the tax rules that apply to the Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

Federal income taxation of the variable account, life insurance company and annuity contract is discussed in your annuity contract prospectus.


        RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 13P

FINANCIAL HIGHLIGHTS

THE FINANCIAL HIGHLIGHTS TABLE IS INTENDED TO HELP YOU UNDERSTAND THE FUND'S FINANCIAL PERFORMANCE. CERTAIN INFORMATION REFLECTS FINANCIAL RESULTS FOR A SINGLE FUND SHARE. THE TOTAL RETURNS IN THE TABLE REPRESENT THE RATE THAT AN INVESTOR WOULD HAVE EARNED OR LOST ON AN INVESTMENT IN THE FUND (ASSUMING REINVESTMENT OF ALL DIVIDENDS AND DISTRIBUTIONS). THE RETURNS DO NOT REFLECT THE EXPENSES THAT APPLY TO THE VARIABLE ACCOUNT OR THE CONTRACT. INCLUSION OF THESE CHARGES WOULD REDUCE TOTAL RETURN FOR ALL PERIODS SHOWN. ON SEPT. 10, 2004, THE FUND ACQUIRED THE ASSETS OF IDS LIFE VARIABLE ANNUITY FUND A (FUND A) AND IDS LIFE VARIABLE ANNUITY FUND B (FUND B), WHICH WERE SEGREGATED ASSET ACCOUNTS. FOR ACCOUNTING AND FINANCIAL STATEMENT PURPOSES FUND B IS THE ACCOUNTING SURVIVOR. THE INFORMATION PROVIDED FOR THE PERIOD FROM SEPT. 10, 2004 TO DEC.
31, 2006 RELATES TO THE FUND. ALL OTHER PERIODS OF INFORMATION RELATE TO FUND B AND ARE DERIVED FROM ITS FINANCIAL STATEMENTS.

THE INFORMATION FOR THE PERIODS ENDED DEC. 31, 2004, 2005 AND 2006 HAVE BEEN AUDITED BY KPMG LLP, WHOSE REPORT, ALONG WITH THE FUND'S FINANCIAL STATEMENTS, IS INCLUDED IN THE ANNUAL REPORT WHICH, IF NOT INCLUDED WITH THIS PROSPECTUS, IS AVAILABLE UPON REQUEST. THE INFORMATION FOR PERIODS ENDING PRIOR TO AND INCLUDING DEC. 31, 2003, WHICH RELATES TO FUND B, HAS BEEN AUDITED BY ANOTHER INDEPENDENT AUDITING FIRM.

PER SHARE INCOME AND CAPITAL CHANGES(a)

Fiscal period ended Dec. 31,              2006            2005           2004(b)         2004(c)      2004(d)
----------------------------             ------          ------          -------         -------      -------
Net asset value, beginning of period     $11.14          $10.64          $10.00          $10.14       $10.14
                                         ------          ------          ------          ------       ------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income (loss)                .17             .16             .05             .01          .06
Net gains (losses) (both realized
   and unrealized)                         1.41             .53             .64            (.15)         .49
                                         ------          ------          ------          ------       ------
Total from investment operations           1.58             .69             .69            (.14)         .55
                                         ------          ------          ------          ------       ------
LESS DISTRIBUTIONS:
Dividends from net investment income       (.17)           (.16)           (.05)             --         (.05)
Distributions from realized gains         (1.58)           (.03)             --              --           --
                                         ------          ------          ------          ------       ------
Total distributions                       (1.75)           (.19)           (.05)             --         (.05)
                                         ------          ------          ------          ------       ------
Net asset value, end of period           $10.97          $11.14          $10.64          $10.00       $10.64
                                         ------          ------          ------          ------       ------
RATIOS/SUPPLEMENTAL DATA
Net assets, end of period
   (in millions)                         $  432          $  466          $  529          $  296       $  529
                                         ------          ------          ------          ------       ------
Ratio of expenses to average
   daily net assets(e),(f)                  .40%(g),(h)     .40%(g),(h)     .40%(i)        1.40%(i)      .99%
                                         ------          ------          ------          ------       ------
Ratio of net investment income (loss)
   to average daily net assets             1.63%           1.48%           1.73%(i)         .11%(i)      .79%
                                         ------          ------          ------          ------       ------
Portfolio turnover rate
   (excluding short-term securities)         73%            121%             45%             77%         135%
                                         ------          ------          ------          ------       ------
Total return(e)                           15.79%(j)        6.57%(j)        6.95%(j),(k)   (1.38%)(k)    5.42%
                                         ======          ======          ======          ======       ======


14P RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS

Fiscal period ended Dec. 31,              2003      2002
----------------------------             ------   -------
Net asset value, beginning of period     $ 7.96   $ 10.53
                                         ------   -------
INCOME FROM INVESTMENT OPERATIONS:
Net investment income (loss)                .01      (.01)
Net gains (losses) (both realized
   and unrealized)                         2.17     (2.56)
                                         ------   -------
Total from investment operations           2.18     (2.57)
                                         ------   -------
LESS DISTRIBUTIONS:
Dividends from net investment income         --        --
Distributions from realized gains            --        --
                                         ------   -------
Total distributions                          --        --
                                         ------   -------
Net asset value, end of period           $10.14   $  7.96
                                         ------   -------
RATIOS/SUPPLEMENTAL DATA (CONTINUED)
Net assets, end of period
   (in millions)                         $  337   $   314
                                         ------   -------
Ratio of expenses to average
   daily net assets(e),(f)                 1.40%     1.40%
                                         ------   -------
Ratio of net investment income (loss)
   to average daily net assets              .08%     (.17%)
                                         ------   -------
Portfolio turnover rate
   (excluding short-term securities)        104%      187%
                                         ------   -------
Total return(e)                           27.45%   (24.47%)
                                         ------   -------

(a) For a share outstanding throughout the period. Rounded to the nearest cent. The per-share information for periods prior to Sept. 10, 2004 have been restated on a 2.793 to 1 exchange ratio to present such information on a comparable basis with the reorganization date net asset value of $10.00 per share.

(b) For the period from Sept. 10, 2004 (date the Fund became available) to Dec. 31, 2004.

(c)  For the period from Jan. 1, 2004 to Sept. 10, 2004.

(d)  For the period from Jan. 1, 2004 to Dec. 31, 2004.

(e) The total return and ratio of expenses for the Fund included management fee only for the periods since Sept. 10, 2004. Previous periods included both management and mortality and expense risk fees under Fund B. Total return does not reflect payment of a sales charge.

(f) In addition to the fees and expenses which the Fund bears directly, the Fund indirectly bears a pro rata share of the fees and expenses of the acquired funds in which it invests. Such indirect expenses are not included in the above reported expense ratios.

(g) The Investment Manager and its affiliates waived/reimbursed the Fund for certain expenses. Had they not done so, the annual ratios of expenses would have been 0.45% and 0.45% for the years ended Dec. 31, 2006 and 2005, respectively.

(h) Expense ratio is based on total expense of the Fund before reduction of earnings and bank fee credits on cash balances.

(i)  Adjusted to an annual basis.

(j) Total return does not reflect payment of the expenses that apply to the variable accounts or any annuity charges.

(k)  Not annualized.


        RIVERSOURCE VARIABLE PORTFOLIO - CORE EQUITY FUND -- 2007 PROSPECTUS 15P

RIVERSOURCE VARIABLE PORTFOLIO FUNDS
734 Ameriprise Financial Center
Minneapolis, MN 55474

Additional information about the Fund and its investments is available in the Fund's SAI, and annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund's performance during its most recent fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report, or the semiannual report or to request other information about the Fund or to make a shareholder inquiry, contact your financial advisor, investment professional or RiverSource Variable Portfolio Funds at (888) 791-3380 or through the address listed above.

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549-0102.

Investment Company Act File #811-21534

                                                              S-6347-99 E (5/07)